Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

SECOND QUARTER 2021 RESULTS

Ongoing Strong Demand Across End Markets Drives Results

Mayville, WI/August 3, 2021/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components, today announced results for the second quarter ended June 30, 2021.

Second Quarter Highlights:

•	Produced net sales of $120.2 million

•	Recorded net income of $3.3 million

•	Generated Adjusted EBITDA of $14.0 million

•	Completed agreement for new 450,000 sq. ft. facility in Hazel Park, MI

•	Net debt of $46.2 million, down $1.7 million from December 31, 2020

•	Company confirms and narrows 2021 guidance ranges

“I am pleased to report that we continue to see strong demand trends across almost all of the end markets we focus on today, which is reflected in our excellent results this quarter” noted Bob Kamphuis, Chairman, President and CEO. “While finding quality employees, inflationary pressures, and supply chain constraint factors continue to be challenges in 2021, we have fared better than many similar companies and continue to find creative solutions to the issues that arise. We recently began work building out our new facility in Hazel, Park Michigan, which will include state of the art technology and automation and are on track to begin production for our new customer in early 2022 as planned.”

Second Quarter 2021 Results

Net sales were $120.2 million for the second quarter of 2021, as compared to $62.6 million for the same prior year period. The $57.6 million improvement was driven by increased sales volumes due to the strengthening of market conditions in the current period and the impact of customer facility shutdowns caused by the COVID-19 pandemic during the prior year period.

Manufacturing margins were $16.3 million of income for the second quarter of 2021, as compared to a loss of $1.2 million for the same prior year period. The increase was primarily attributable to the sales volume increases in the current period, coupled with the utilization of investments in new technology and automation. In addition, reduced overhead costs following the closure of the Greenwood, SC facility in 2020, resulted in a significant improvement in absorbed manufacturing overhead costs and $0.4 million related to the reversal of inventory obsolescence and healthcare reserves specific to the estimated potential impacts of COVID-19. This was offset by the lag in contractual raw material price increases passed through to customers in the current period. The Company incurred $0.1 million in launch costs related to the new Hazel Park, MI facility for our new customer in the fitness equipment market.    Additionally, the prior year period included $1.8 million of restructuring costs charged to cost of sales related to the Greenwood, SC facility closure.

Profit sharing, bonuses, and deferred compensation expenses were $3.2 million for the second quarter of 2021, as compared to $1.2 million for the same prior year period. The increase of $2.0 million was primarily driven by the return of normalized discretionary employer 401(k) and bonus accruals as business activity and sales volumes move towards pre-pandemic levels.

Other selling, general and administrative expenses were $5.4 million for the second quarter of 2021, as compared to $4.6 million for the same prior year period. The increase was mainly attributable to higher salary and payroll expenses and higher travel and entertainment expenses, which were artificially low in the prior year period due to the COVID-19 pandemic.

Interest expense was $0.5 million for the second quarter of 2021, as compared to $0.6 million for the same prior year period due to lower debt levels in the current period and comparative interest rates in the prior year period.

Income tax expense was $1.0 million for the second quarter of 2021 as compared to income tax benefit of $2.5 million for the same prior year period. Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $11.8 million until it is fully utilized.

Balance Sheet and Liquidity

Net debt was $46.2 million as of June 30, 2021, resulting in a leverage ratio of 1.0 x as compared to a covenant maximum of 3.75x.

Capital expenditures were $17.0 million during the first half of 2021, as compared to $3.7 million for the same prior year period. The Company continues to invest in technology and automation versus focusing on preserving cash during the pandemic impacted prior year period. Additionally, the Company invested $5.3 million in the new Hazel Park, MI facility during the quarter in preparation for the ramp-up of production for our new strategic customer in the fitness equipment market in early 2022. Overall, capital expenditures for 2021 are expected to be in the range of $55 to $65 million, with $35 to $45 million specifically focused on investments in the new Hazel Park, MI facility.

Outlook

Based on the Company’s recent performance, the overall economic climate, and industry trends, the Company is confirming its 2021 financial outlook, and slightly increasing its revenue range based on the impact of increased material price pass throughs:

•	Net sales are expected to be between $470 million to $490 million.

•	Adjusted EBITDA is expected to be between $48 million and $52 million net of the launch costs of between $3.5 million to $5.1 million associated with the new customer relationship.

Kamphuis commented, “As we look into the second half of the year, we are well positioned to sustain our momentum and are confident in our ability to meet our current guidance assuming the economy remains relatively consistent and supply chain issues do not deteriorate significantly. We remain flexible and are focused on working with our customers as they strive to meet burgeoning demand for their products and work around shortages.”

Conference Call

The Company will host a conference call on Wednesday, August 4th, 2021, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (888) 349-0091 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-0780 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the negative impacts the coronavirus (COVID-19) has had and will continue to have on our business, financial condition, cash flows, results of operations and supply chain (including future uncertain impacts); failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, which may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2020. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 19 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expenses and restructuring expenses related to the closure of the Greenwood facility. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$119	$121
Receivables, net of allowances for doubtful accounts of $1,347 at June 30, 2021 and $1,298 at December 31, 2020	58,362	42,080
Inventories, net	50,939	41,366
Tooling in progress	2,093	3,126
Prepaid expenses and other current assets	3,400	2,555

Total current assets	114,913	89,248

Property, plant and equipment, net	114,695	106,688
Assets held for sale	3,552	3,552
Goodwill	71,535	71,535
Intangible assets-net	56,114	61,467
Capital lease, net	2,278	2,581
Other long-term assets	3,185	3,462

Total	$366,272	$338,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$49,254	$33,495
Current portion of capital lease obligation	641	626
Accrued liabilities:
Salaries, wages, and payroll taxes	12,014	10,190
Profit sharing and bonus	3,569	3,089
Other current liabilities	5,369	5,340

Total current liabilities	70,847	52,740

Bank revolving credit notes	43,854	45,257
Capital lease obligation, less current maturities	1,736	2,061
Deferred compensation and long-term incentive, less current portion	25,461	25,631
Deferred income tax liability	12,994	11,887
Other long-term liabilities	100	100

Total liabilities	154,992	137,676

Common shares, no par value, 75,000,000 authorized, 21,378,578 shares issued at June 30, 2021 and 21,093,035 at December 31, 2020	—	—
Additional paid-in-capital	194,754	190,793
Retained earnings	20,835	14,998
Treasury shares at cost, 902,663 shares at June 30, 2021 and 1,033,645 at December 31, 2020	(4,309)	(4,934)

Total shareholders’ equity	211,280	200,857

Total	$366,272	$338,533

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$120,213	$62,582	$232,833	$171,187
Cost of sales	103,933	63,736	201,777	160,497
Amortization of intangibles	2,677	2,677	5,353	5,353
Profit sharing, bonuses, and deferred compensation	3,210	1,194	6,074	2,519
Employee stock ownership plan (income) expense	228	(675)	701	—
Other selling, general and administrative expenses	5,362	4,552	10,059	10,153

Income (loss) from operations	4,803	(8,902)	8,869	(7,335)
Interest expense	(504)	(637)	(1,036)	(1,463)
Income (loss) before taxes	4,299	(9,539)	7,833	(8,798)
Income tax expense (benefit)	1,007	(2,525)	1,996	(1,834)

Net income (loss) and comprehensive income (loss)	$3,292	$(7,014)	$5,837	$(6,964)

Earnings (loss) per share:
Basic	$0.16	$(0.35)	$0.29	$(0.35)
Diluted	$0.16	$(0.35)	$0.28	$(0.35)

Weighted average shares outstanding:
Basic	20,454,541	19,902,912	20,316,936	19,718,222
Diluted	20,864,531	19,902,912	20,685,741	19,718,222

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,837	$(6,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,236	11,086
Amortization	5,353	5,353
Stock-based compensation expense	2,588	2,741
Allowance for doubtful accounts	49	591
Inventory excess and obsolescence reserve	(589)	1,413
Loss on disposal of property, plant and equipment	66	618
Deferred compensation and long-term incentive	(170)	(86)
Other non-cash adjustments	151	168
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(16,331)	(35)
Inventories	(8,984)	3,936
Tooling in progress	1,033	(1,463)
Prepaids and other current assets	(1,094)	(222)
Accounts payable	14,324	(14,356)
Deferred income taxes	1,484	(1,895)
Accrued liabilities, excluding long-term incentive	4,277	2,226

Net cash provided by operating activities	18,230	3,111

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(16,986)	(3,652)
Proceeds from sale of property, plant and equipment	414	1,766

Net cash used in investing activities	(16,572)	(1,886)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	157,388	158,643
Payments on bank revolving credit notes	(158,791)	(156,743)
Deferred financing costs	—	(200)
Purchase of treasury stock	—	(2,510)
Payments on capital leases	(310)	(296)
Proceeds from the exercise of stock options	80	—
Other financing activities	(27)	—

Net cash used in financing activities	(1,660)	(1,106)

Net increase (decrease) in cash and cash equivalents	(2)	119
Cash and cash equivalents at beginning of period	121	1

Cash and cash equivalents at end of period	$119	$120

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$3,292	$(7,014)	$5,837	$(6,964)
Interest expense	504	637	1,036	1,463
Provision (benefit) for income taxes	1,007	(2,525)	1,996	(1,834)
Depreciation and amortization	7,838	8,159	15,589	16,439

EBITDA	12,641	(743)	24,458	9,104
IPO stock based compensation expense	—	304	—	1,029
Stock based compensation expense	1,388	855	2,588	1,712
Greenwood restructuring charges	—	1,838	—	1,838

Adjusted EBITDA	$14,029	$2,254	$27,046	$13,683

Net sales	$120,213	$62,582	$232,833	$171,187
EBITDA Margin	10.5%	-1.2%	10.5%	5.3%
Adjusted EBITDA Margin	11.7%	3.6%	11.6%	8.0%